NEWS RELEASE

FOR IMMEDIATE RELEASE

Berry Plastics Appoints Jean-Marc Galvez as
President – Consumer Packaging Division

EVANSVILLE, Ind. – December 19, 2016 – Today, Berry Plastics Group, Inc. (NYSE:  BERY), announced that it has appointed Jean-Marc Galvez as President of its Consumer Packaging Division.  Galvez currently serves as President for Europe, Middle East, India, and Africa for the Company's Health, Hygiene, and Specialties Division.

Galvez assumes his new role January 1, 2017.  He succeeds Tom Salmon, who was appointed as Berry's President and Chief Operating Officer effective October 3, 2016.

"I look forward to working closely with Jean-Marc as Berry continues to build upon its strong North American Consumer Packaging business and implements strategic initiatives to increase the business's global presence," said Tom Salmon, Chief Operating Officer for Berry Plastics.

Galvez joined AVINTIV (which Berry acquired in 2015) in July 2011 as Vice President – Sales, Marketing, and Product Development for Europe.  Prior to joining the Company, he was the Global Commercial General Manager at Merquinsa from 2002-2011.  He has also held various global general manager and commercial roles of increasing responsibility at Monsanto in Belgium, and Dow Chemical in Switzerland.  Galvez holds a master's and bachelor's degree in chemical engineering from Ecole Nationale Superieure de Chimie in Monpellier, France.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging, nonwoven specialty materials, and engineered materials delivering high-quality customized solutions to our customers, with net sales of $6.5 billion in fiscal 2016.  The Company's common stock is listed on the New York Stock Exchange under the ticker symbol BERY and its world headquarters is located in Evansville, Indiana.  For additional information, visit the Company's website at www.berryplastics.com.

Investor Contact:	Media Contact:
Dustin Stilwell	Eva Schmitz
812.306.2964	812.306.2424
dustinstilwell@berryplastics.com	evaschmitz@berryplastics.com

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